Exhibit 99.1

News For Immediate Release

Memorial Production Partners LP Announces First Quarter 2012 Results, Updated

Commodity Hedge Positions and Updated 2012 Guidance

HOUSTON, TEXAS, May 10, 2012—Memorial Production Partners LP (NASDAQ: MEMP) announced today its operating and financial results for the three months ended March 31, 2012. In addition, MEMP provided an update of its commodity hedge positions presented in the Hedge Summary Table below and announced updated 2012 guidance.

Key First Quarter Highlights:

•	Average daily production of 47.7 MMcfe, which was a 1% increase from the average daily production of 47.3 MMcfe for the three months ended December 31, 2011.

•

Announced an increased cash distribution for the first quarter of 2012 of $0.48 per unit, or $1.92 per unit on an annualized basis, to be paid on May 14, 2012 to unitholders of record as of the close of business on May 1, 2012.

•	Announced first post-IPO acquisition March 7, 2012 (effective April 1, 2012).

•	First quarter distribution coverage ratio of 1.03x.

•	Completed semi-annual borrowing base redetermination, which held borrowing base steady at $300 million.

John Weinzierl, Chairman and Chief Executive Officer of Memorial Production Partners GP LLC, the general partner of MEMP, commented, “We are very pleased with the two accretive acquisitions that we recently closed and we continue to execute on our strategy to acquire assets that meet our criteria of mature, long-life producing properties. We are also pleased to report our first distribution increase to our unitholders for the quarter of $0.48 per unit and we remain excited about the opportunities we have to expand MEMP’s business and drive additional unitholder value.”

Review of First Quarter 2012 Results

•	Average daily production was 47.7 MMcfe.

•

Average realized prices, excluding commodity derivatives settlements, of $3.81 per Mcfe, down 11% from $4.28 per Mcfe in the fourth quarter of 2011. Average realized oil prices increased 8% to $102.67 per Bbl from $95.14 per Bbl in the fourth quarter of 2011. Average realized natural gas prices decreased 19% to $2.87 per Mcf from $3.54 per Mcf in the fourth quarter of 2011, and average realized NGL prices increased 4% to $51.38 per barrel from $49.58 per barrel in the fourth quarter of 2011.

•

Natural gas, NGL and crude oil gas sales, excluding commodity derivatives settlements, were $16.5 million. On a Mcfe basis, natural gas was 89% of sales volumes, NGLs were 7% of sales volumes and crude oil was 4% of sales volumes. Natural gas, crude oil and NGLs sales represented 67%, 17% and 16% respectively, of total oil and gas revenues.

•	Adjusted EBITDA(1) was $14.2 million.

•	Distributable cash flow (1) was $11.0 million and distributable cash flow per unit was $0.49 per unit.

•	Total lease operating expenses were $5.5 million, or $1.27 per Mcfe, which included workover expense of $0.9 million.

•	Production and ad valorem taxes were $1.7 million.

•	General and administrative expense (“G&A”) was $2.0 million, which included $0.4 million of non-cash compensation expense and acquisition related costs.

•

Cash settlements received on our commodity derivatives during the first quarter of 2012 were $6.5 million or $1.50 per Mcfe. Total hedged production in the first quarter was 3.3 Bcfe or 76% of first quarter production of 4.3 Bcfe, at an average hedge price of $5.40 per Mcfe. We reported an unrealized gain of $15.0 million on our commodity derivatives portfolio in the first quarter. The unrealized gain in the first quarter of 2012 was primarily attributable to a decrease in natural gas futures prices and partially offset by an increase in crude oil futures prices.

•	Depreciation, depletion and amortization expense was $6.2 million.

•	Interest expense was $1.3 million and included $0.3 million of unrealized losses on interest derivatives and $0.1 million of non-cash amortization of debt issuance cost.

•

Maintenance capital expenditures for the first quarter were $2.3 million; total growth capital expenditures, excluding maintenance capital, were $7.8 million during the first quarter and are in line with our previously announced $5 – $13 million of growth capital expenditures budgeted for 2012; total capital expenditures, including maintenance capital, were $10.1 million during the first quarter.

(1)

Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. Please see the reconciliation to the most comparable measure calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

Acquisitions Update

Year-to-date 2012, MEMP has executed a total of $55.8 million in closed acquisitions. These acquisitions expand our footprint near our core operating areas in East Texas and also marked our entry into Louisiana. The first acquisition of properties from our sponsor, closed on April 1, 2012 for approximately $18.5 million. The second acquisition of properties in East Texas and North Louisiana from an undisclosed seller, closed on May 1, 2012 for approximately $37.3 million. Combined, these acquisitions are expected to provide current net average daily production of approximately 5.8 MMcfe (30% oil and NGLs), proved reserves of approximately 42 Bcfe (70% proved developed), a reserve life of more than 19.5 years, multiple drilling and recompletion opportunities and significant organic growth potential.

Hedging Update

Consistent with its hedging policy, MEMP executed additional hedges on a portion of its expected oil and natural gas volumes through year-end 2016. MEMP has entered into natural gas, crude oil and NGL derivatives contracts covering the period from January 2012 through December 2016, consisting of swaps, collars and puts to help mitigate the risk of changing commodity prices. MEMP’s hedging policy is designed to reduce the impact to cash flows from commodity price and interest rate volatility. Effective May 1, 2012, the notional volumes and prices of MEMP’s commodity derivative contracts were as follows:

•

Regarding natural gas hedges, commodity derivative contracts for the years ending December 31, 2012, 2013, 2014, 2015 and 2016 cover approximately 88%, 88%, 82%, 76% and 70%, respectively, of our targeted average net production of natural gas. Regarding natural gas prices, MEMP has total hedged volumes for the years ending December 31, 2012, 2013, 2014, 2015 and 2016, respectively, at weighted-average floor hedge prices of $4.64, $4.51, $4.44, $4.37 and $4.58 per MMBtu.

•

Regarding crude oil hedges, commodity derivative contracts for the years ending December 31, 2012, 2013, 2014, 2015 and 2016 cover approximately 84%, 89%, 62%, 62% and 62%, respectively, of our targeted average net production of crude oil. Regarding crude oil prices, MEMP has total hedged volumes for the years ending December 31, 2012, 2013, 2014, 2015 and 2016, respectively, at weighted-average floor hedge prices of $92.31, $93.26, $90.28, $91.36 and $91.34 per barrel.

•

Regarding natural gas liquids (NGLs), commodity derivative contracts for the years ending December 31, 2012 and 2013, cover approximately 26% and 25%, respectively, of our targeted average net production of NGLs. Regarding NGL prices, MEMP has total hedged volumes for the years ending December 31, 2012 and 2013, respectively, at weighted-average floor hedge prices of $71.85 and $73.11 per barrel.

•	Targeted average net production estimates represent the lower boundary of annual production range in our updated 2012 full year guidance.

The following table reflects the volumes of our production covered by commodity derivative contracts and the average fixed or floor prices at which production is hedged:

Hedge Summary Table

	Year Ending December 31,
	2012	2013	2014	2015	2016
Natural Gas Derivative Contracts:
Swap contracts:
Volume (MMBtu/d)	19,729	34,526	38,248	35,434	32,566
Weighted-average fixed price	$4.44	$4.40	$4.44	$4.37	$4.58
Collar contracts:
Volume (MMBtu/d)	19,080	6,674	—	—	—
Weighted-average ceiling price	$5.87	$5.80	—	—	—
Weighted-average floor price	$4.83	$5.07	—	—	—
Put options:
Volume (MMBtu/d)	2,291	—	—	—	—
Weighted-average floor price	$4.80	—	—	—	—
Total natural gas volumes hedged (MMBtu/d)	41,100	41,200	38,248	35,434	32,566
Total weighted-average fixed/floor price	$4.64	$4.51	$4.44	$4.37	$4.58
Percent of target production hedged	88.1%	88.3%	82.0%	76.0%	70.0%
Crude Oil Derivative Contracts:
Swap contracts:
Volume (Bbl/d)	142	152	110	215	214
Weighted-average fixed price	$98.15	$99.53	$90.55	$91.36	$91.34
Collar contracts:
Volume (Bbl/d)	147	156	105	–	–
Weighted-average ceiling price	$115.12	$116.94	$117.72	–	–
Weighted-average floor price	$86.67	$87.16	$90.00	–	–
Total crude oil volumes hedged (Bbl/d)	290	308	215	215	214
Total weighted-average fixed/floor price	$92.31	$93.26	$90.28	$91.36	$91.34
Percent of target production hedged	83.6%	89.1%	62.2%	62.0%	61.8%
Natural Gas Liquids Derivative Contracts:
Swap contracts:
Volume (Bbl/d)	74	188	—	—	—
Weighted-average fixed price	$66.26	$73.11	—	—	—
Collar contracts:
Volume (Bbl/d)	124	—	—	—	—
Weighted-average ceiling price	$93.57	—	—	—	—
Weighted-average floor price	$75.16	—	—	—	—
Total NGL volumes hedged (Bbl/d)	198	188	—	—	—
Total weighted-average fixed/floor price	$71.85	$73.11	—	—	—
Percent of target production hedged	25.9%	24.6%	0.0%	0.0%	0.0%

Additionally, MEMP entered into the following interest rate derivative hedging transactions:

•	$100.0 million notional amount fixed-for-floating swap for the period beginning January 17, 2012 and ending January 17, 2013 at a fixed annual rate of 0.60%.

•	$100.0 million notional amount fixed-for-floating swap for the period beginning January 17, 2013 and ending December 14, 2016 at a fixed annual rate of 1.305%.

•	$50.0 million notional amount fixed-for-floating swap for the period beginning May 17, 2012 and ending January 17, 2013 at a fixed annual rate of 0.60%.

•	$50.0 million notional amount fixed-for-floating swap for the period beginning January 17, 2013 and ending December 14, 2016 at a fixed annual rate of 0.97%.

•	MEMP has hedged $150 million or 88% of its variable rate exposure on its $170 million debt outstanding as of May 1, 2012 over a 5-year term.

Updated 2012 Guidance

The following guidance is subject to the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. MEMP’s 2012 guidance has been updated to reflect actual changes in commodity prices and the impact of growth capital spending and includes the impact of the oil and gas producing properties acquired on May 1, 2012. A summary of the guidance, assuming no additional acquisitions, is presented below:

Full Year 2012 Guidance

Annual Production (Bcfe)	19 – 20

Adjusted EBITDA ($MM)	$67 – $69

Distributable Cash Flow ($MM)	$52 – $54

DCF Coverage	1.2x – 1.3x

Maintenance Capex ($MM)	$10.5

Growth Capex ($MM)	$9 – $13

These estimates and assumptions reflect management’s best judgment based on current expectations about the future and anticipated market conditions based upon both stated and unstated assumptions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks that are beyond MEMP’s control. Actual conditions and assumptions may change over the course of the year.

Financial Update

Total debt outstanding as of March 31, 2012 was $120 million under our 5-year, $1 billion revolving credit facility with a borrowing base of $300 million. As of March 31, 2012, our liquidity of $188.3 million consisted of $8.3 million of available cash, and $180 million of available borrowing capacity. MEMP utilized approximately $50 million of available funds for the two previously announced acquisitions. MEMP had total debt outstanding as of May 1, 2012 of $170 million and $130 million of available borrowing capacity, which we believe provides us with the financial flexibility to continue pursuing our acquisition growth strategy.

First Quarter 2012 Cash Distribution

As announced on April 20, 2012, the board of directors of MEMP’s general partner approved a cash distribution of $0.48 per unit for the first quarter of 2012. This distribution represents an annualized rate of $1.92 per unit and represents a 1.1% increase over the annualized minimum quarterly distribution of $1.90 per unit, which was paid on a prorated basis for the fourth quarter of 2011. The distribution will be paid on May 14, 2012 to unitholders of record as of the close of business on May 1, 2012.

Quarterly Report on Form 10-Q

MEMP’s financial statements and related footnotes will be available in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, which will be filed with the SEC on or before May 15, 2012.

Conference Call

MEMP will host an investor conference call today at 9:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the webcast by visiting MEMP’s website www.memorialpp.com and clicking on the webcast link or by dialing (866) 501-5542 at least fifteen minutes before the call begins and providing the passcode 70806065. The webcast and a telephonic replay will be available for seven days following the call and may be accessed by visiting MEMP’s website, www.memorialpp.com or by dialing (800) 585-8367 and providing the passcode 70806065.

About Memorial Production Partners LP

Memorial Production Partners LP is a Delaware limited partnership that was formed to own and acquire oil and natural gas properties in North America. MEMP’s properties are located in South and East Texas and North Louisiana and consist of mature, legacy onshore oil and natural gas reservoirs. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in MEMP’s reports filed with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. For a more complete list of these risk factors, please read MEMP’s filings with the SEC, which are available on MEMP’s Investor Relations website at http://investor.memorialpp.com/sec.cfm or on the SEC’s website at www.sec.gov. MEMP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only “reserves” as defined by SEC rules. Estimates of reserves in this communication are based on economic assumptions with regard to commodity prices (NYMEX oil and natural gas futures prices as of February 10, 2012 and March 26, 2012) that differ from the prices required by the SEC (historical 12 month average) to be used in calculating reserves estimates prepared in accordance with SEC rules. In addition, the estimates of reserves in this press release were prepared by internal reserve engineers and are based on various assumptions, including assumptions related to oil and natural gas prices as discussed above, drilling and operating expenses, capital expenditures, taxes and availability of funds. Our internal estimates of proved reserves may differ materially from the estimates of our proved reserves as of December 31, 2012 that will be prepared by Netherland, Sewell & Associates, Inc. as a result of the SEC pricing and other assumptions employed by an independent reserve engineering firm.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Adjusted EBITDA. We define Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; unrealized losses on commodity derivative contracts; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition costs; and other non-routine items, less interest income; income tax benefit; unrealized gains on commodity derivative contracts; gains on sale of assets and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Distributable Cash Flow. We define distributable cash flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and estimated maintenance capital expenditures. We compare the distributable cash flow we generate to the cash distributions we expect to pay our partners. Using this metric, we compute our distribution coverage ratio. Distributable cash flow is an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder. The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Selected Operating and Financial Data (Tables)

Memorial Production Partners LP

Selected Financial Data – Unaudited

Statement of Operations Data

(In thousands, except per unit data)

Three Months Ended March 31, 2012
Revenues:
Oil & natural gas sales	$16,546
Other income	110

Total revenues	$16,656

Costs and expenses:
Lease operating	5,524
Production and ad valorem taxes	1,688
Depreciation, depletion, and amortization	6,160
General and administrative	2,018
Accretion of asset retirement obligations	278
Realized (gain) loss on commodity derivative instruments	(6,491)
Unrealized (gain) loss on commodity derivative instruments	(14,980)
Gain on sale of properties	—
Other, net	57

Total costs and expenses	(5,746)

Operating income (loss)	22,402
Interest expense	(1,325)

Income (loss) before income taxes	21,077
Income tax expense	(183)

Net income attributable to partners	$20,894

Allocation of net income attributable to partners:
Limited partners	$20,873

General partner	$21

Earnings per unit:
Basic and diluted earnings per limited partner unit	$0.94

Cash distribution declared per unit	$0.48

Weighted average number of limited partner units outstanding	22,185

Oil and natural gas revenue:
Oil sales	$2,801
NGL sales	2,664
Natural gas sales	11,081

Total oil and natural gas revenue	$16,546

Production volumes:
Oil (MBbls)	27
NGLs (MBbls)	52
Natural gas (MMcf)	3,865

Total (MMcfe)	4,340

Average net production (MMcfe/d)	47.7

Average sales price (excluding commodity derivatives):
Oil (per Bbl)	$102.67
NGL (per Bbl)	$51.38
Natural gas (per Mcf)	$2.87

Total (Mcfe)	$3.81

Average unit costs per Mcfe:
Lease operating expense	$1.27
Production taxes	$0.39
General and administrative expenses	$0.46
Depletion, depreciation, and amortization	$1.42

Memorial Production Partners LP

Selected Financial Data – Unaudited

Balance Sheet Data

(In thousands)

March 31, 2012
Balance Sheet Data:
Total current assets	$47,165
Oil and natural gas properties, net	404,559
Total assets	474,008
Total current liabilities	16,613
Long-term debt	120,000
Total liabilities	151,746
Total partners’ equity	322,262

Memorial Production Partners LP

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA

(In thousands)

Three Months Ended March 31, 2012
Calculation of Adjusted EBITDA:
Net income (loss)	$20,894
Interest expense	1,325
Deferred income tax expense	183
Depreciation, depletion and amortization	6,160
Accretion of asset retirement obligations	278
Unrealized (gains) losses on commodity derivative instruments	(14,980)
Acquisition related expenses	113
Unit-based compensation expense	248

Adjusted EBITDA	$14,221

Reconciliation of Net Cash from Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$13,891
Changes in working capital	(717)
Interest expense	1,325
Unrealized (loss) gain on interest rate swaps	(262)
Amortization of deferred financing fees	(129)
Acquisition related expenses	113

Adjusted EBITDA	$14,221

Memorial Production Partners LP

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Distributable Cash Flow

(In thousands)

	Three Months Ended March 31, 2012
Calculation of Adjusted EBITDA:
Net income (loss)	$20,894
Interest expense	1,325
Deferred income tax expense	183
Depreciation, depletion and amortization	6,160
Accretion of asset retirement obligations	278
Unrealized (gains) losses on commodity derivative instruments	(14,980)
Acquisition related expenses	113
Unit-based compensation expense	248

Adjusted EBITDA	14,221
Less: Cash interest expense	957
Less: Estimated Maintenance Capital Expenditures	2,288

Distributable cash flow	$10,976

Cash distribution	$10,668

Distribution coverage ratio	1.03	x

2012 Adjusted EBITDA Guidance Reconciliation Table

Memorial Production Partners LP

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

2012 Adjusted EBITDA Guidance

(In millions)

	Low For Year Ended December 31, 2012	High For Year Ended December 31, 2012
Calculation of Adjusted EBITDA:
Net income	$26	$27
Interest expense	5	5
Net operating cash flow from acquisitions, effective date through closing date	2	2
Depletion, depreciation, and amortization	34	35

Adjusted EBITDA	$67	$69

Reconciliation of Net Cash From Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$60	$62
Changes in working capital	—	—
Net operating cash flow from acquisitions, effective date through closing date	2	2
Interest expense	5	5

Adjusted EBITDA	$67	$69

Contact

Memorial Production Partners LP

Ronnetta Eaton—Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com